Exhibit 107

Calculation of Filing Fee Tables

Form S-3/A

…………..

(Form Type)

Senmiao Technology Limited

(Exact Name of Registrant as Specified in its Charter)

(Translation of Registrant’s Name into English)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title (1)	Fee Calculation or Carry Forward Rule		Amount Registered (1)	Proposed Maximum Offering Price Per Unit (5)	Maximum Aggregate Offering Price (5)	Fee Rate	Amount of Registration Fee (5)	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid
Fees Previously Paid	Equity	Common Stock, par value $0.0001 per share	Rule 416(a	)	12,195,122 (2)	$0.56	$6,829,268.32	92.70 per $1,000,000	$633.07
	Equity	Common Stock, par value $0.0001 per share	Rule 416(a	)	7,352,942 (3)	$0.82	$6,029,412.44	92.70 per $1,000,000	$558.93
	Equity	Common Stock, par value $0.0001 per share	Rule 416(a	)	914,634 (4)	$0.68	$621,951.12	92.70 per $1,000,000	$57.65

Carry Forward Securities
Carry Forward Securities
	Total Offering Amounts	$13,480,631.88
	Total Fees Previously Paid	1,249.65 (6)
	Total Fee Offsets
	Net Fee Due

(1)	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended, this registration statement also covers such additional shares as may hereafter be offered or issued to prevent dilution resulting from stock splits, stock dividends, recapitalizations or similar transactions.

(2)	Represents 12,195,122 shares of the Registrant’s common stock issuable upon conversion of the Series A Convertible Preferred Stock (the “Series A Preferred Stock”) that were issued to the Selling Stockholders named herein.

(3)	Represents 7,352,942 shares of the Registrant’s common stock issuable upon exercise of warrants (the “Investor Warrants”) that were issued to the Selling Stockholders named herein.

(4)	Represents 914,634 shares of the Registrant’s common stock issuable upon exercise of warrants (the “Placement Agent Warrants”, together with the “Investor Warrants”, the “Warrants”) that were issued to the placement agent in connection with the private placement of the Series A Preferred Stock.

(5)	The registration fee has been computed in accordance with Rule 457(g) under the Securities Act of 1933, as amended, based on $0.56, $0.82 and $0.68 per share, respectively, being the higher of (i) the respective exercise price of the Warrants and conversion price of the Series A Preferred Stock registered herewith and (ii) the average of the high and low prices per share of the registrant’s common stock on the Nasdaq Capital Market on November 24, 2021.

(6)	Registration fee previously paid.